Exhibit 99.16

Francis KESSELER
notaire
B.P. 186
L-4002 ESCH / ALZETTE

Caterpillar (Luxembourg) Investment Co. SA

Societe Anonyme

Siège Social : 4A, Rue Henri M. Schnadt, L-2530 Luxembourg, Grand Duchy of Luxembourg

CONSTITUTION DE SOCIETE DU 09 NOVEMBRE 2011

NUMERO

In the year two thousand and eleven, on the ninth day of November.

Before the undersigned, Francis KESSELER, notary resident in Esch/Alzette, Grand Duchy of Luxembourg.

THERE APPEARED:

Caterpillar (HK) Limited, a private limited liability company incorporated under the laws of Hong Kong, having its registered office at 6/F., Alexandra House, 18 Chater Road, Central, Hong Kong, registered under the Hong Kong Companies Ordinance (Chapter 32) with number 547886, here represented by Mrs Sofia AFONSO-DA CHAO CONDE, private employee, whose professional address is at L-4030 Esch/Alzette, 5, rue Zénon Bernard, by virtue of a power of attorney given under private seal.

After signature ne varietur by the authorised representative of the appearing party and the undersigned notary, the power of attorney will remain attached to this deed to be registered with it.

The appearing party represented as set out above, have requested the undersigned notary to state as follows the articles of incorporation of a public company limited by shares (société anonyme), which is hereby incorporated:

I.             NAME — REGISTERED OFFICE — OBJECT — DURATION

Art.1.     Name

The name of the company is “Caterpillar (Luxembourg) Investment Co. SA” (the Company). The Company is a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of August 10, 1915, on commercial companies, as amended (the Law), and these articles of incorporation (the Articles).

Art.2.     Registered office

2.1.         The Company’s registered office is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred within that municipality by a resolution of the board of directors (the Board). It may be transferred to any other location in the Grand Duchy of

Luxembourg by a resolution of the general meeting of shareholders (the General Meeting), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2.         Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board. If the Board determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art.3.     Corporate object

3.1.         The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2.         The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation.

3.3.         The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4.         The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

Art.4.     Duration

4.1.         The Company is formed for an unlimited period.

4.2.         The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.

II.            CAPITAL - SHARES

Art.5.     Capital

5.1.         The share capital is set at fifty thousand United States dollars (USD 50,000), represented by fifty thousand (50,000) shares in registered form, having a nominal value of one United States dollar (USD 1.00) each.

5.2.         The share capital may be increased or reduced once or more by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles.

Art.6.     Shares

6.1.         The shares are indivisible and the Company recognises only one (1) owner per share.

6.2.         The shares are and will remain in registered form (actions nominatives).

6.3.         A register of shares shall be kept at the registered office and may be examined by any shareholder on request.

6.4.         A share transfer shall be carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by either:

(i)            both the transferor and the transferee or their authorised representatives; or

(ii)           any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with Article 1690 of the Luxembourg Civil Code.

6.5.         Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may be accepted by the Company as evidence of a share transfer.

6.6.         The Company may redeem its own shares within the limits set out in the Law.

III.          MANAGEMENT — REPRESENTATION

Art.7.     Board of directors

7.1.         Composition of the board of directors

(i)           The Company shall be managed by the Board, which shall comprise at least three (3) members. The directors need not be shareholders.

(ii)           The General Meeting shall appoint the directors and determine their number, their remuneration and the term of their office. Directors cannot be appointed for a term of office of more than six (6) years but are eligible for re-appointment at the expiry of their term of office. The General Meeting may decide to appoint one or several class A directors and one or several class B directors.

(iii)          Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

(iv)          If a legal entity is appointed as a director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised his functions in his own name and on his own behalf, without prejudice to the joint and several liability of the legal entity which it represents.

(v)           Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

(vi)          If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next General Meeting.

7.2.         Powers of the board of directors

(i)            All powers not expressly reserved to the shareholders by the Law or the Articles fall within the competence of the Board, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

(ii)           The Board may delegate special or limited powers to one or more agents for specific matters.

(iii)          The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

7.3.         Procedure

(i)            The Board must appoint a chairperson from among its members, and may choose a secretary who need not be a director and who will be responsible for keeping the minutes of the meetings of the Board and of General Meetings.

(ii)           The Board shall meet at the request of the chairperson or any director, at the place indicated in the notice, which in principle shall be in Luxembourg.

(iii)          Written notice of any Board meeting shall be given to all directors at least twenty-four (24) hours in advance, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

(iv)          No notice is required if all members of the Board are present or represented and each of them states that they have full knowledge of the agenda for the meeting. A director may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Board.

(v)           A director may grant to another director a power of attorney in order to be represented at any Board meeting.

(vi)          The Board may only validly deliberate and act if a majority of its members are present or represented. Board Resolutions shall be validly adopted by a majority of the votes of the directors present or represented provided that if the General Meeting has appointed one or several class A directors and one or several class B directors, at least one (1) class A director and one (1) class B director votes in favour of the resolution. The chairman shall have a casting vote in the event of a tied vote, except if the Board is composed of one or several class A directors and one or several class B directors. Board resolutions shall be recorded in minutes signed by the chairperson, by all the directors present or represented at the meeting, or by the secretary (if any).

(vii)         Any director may participate in any meeting of the Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting.

(viii)        Circular resolutions signed by all the directors shall be valid and binding as if passed at a duly convened and held Board meeting, and shall bear the date of the last signature.

(ix)          A director who has an interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the Board accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction shall be submitted to the shareholders at the next General Meeting, before any vote on any other resolution.

7.4.         Representation

(i)            The Company shall be bound towards third parties in all matters by the single signature of any director or, if class A and class B directors have been appointed by the joint signature of any class A director and any class B director.

(ii)           The Company shall also be bound towards third parties by the joint or single signature of any person(s) to whom special signatory powers have been delegated by the Board.

Art.8.     Sole director

8.1.         Where the number of shareholders is reduced to one (1):

(i)            the Company may be managed by a single director until the General Meeting following the introduction of an additional shareholder; and

(ii)           any reference in the Articles to the Board, the directors, some directors or any director should be read as a reference to that sole director, as appropriate.

8.2.         Transactions entered into by the Company which conflict with the interest of its sole director must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business.

Art.9.     Liability of the directors

The directors may not be held personally liable by reason of their office for any commitment they have validly made in the Company’s name, provided those commitments comply with the Articles and the Law.

IV.          SHAREHOLDER(S)

Art.10.   General meetings of shareholders

10.1.       Powers and voting rights

(i)            Resolutions of the shareholders shall be adopted at a general meeting of shareholders (each a General Meeting). The General Meeting has full powers to adopt and ratify all acts and operations which are consistent with the Company’s corporate object.

(ii)           Each share entitles the holder to one (1) vote.

10.2.       Notices, quorum, majority and voting proceedings

(i)            The shareholders may be convened to General Meetings by the Board or the statutory auditor(s). The Shareholders must be convened to a General Meeting following a request from shareholders representing more than one-tenth (1/10) of the share capital.

(ii)           Written notice of any General Meeting shall be given to all shareholders at least eight (8) days prior to the date of the meeting, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

(iii)          General Meetings shall be held at the time and place specified in the notices.

(iv)          If all the shareholders are present or represented and consider themselves duly convened and informed of the agenda of the General Meeting, it may be held without prior notice.

(v)           A shareholder may grant written power of attorney to another person (who need not be a shareholder), in order to be represented at any General Meeting.

(vi)          Any shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at the meeting.

(vii)         Any shareholder may vote by using the forms provided by the Company for that purpose. Voting forms must contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. Shareholders must return the voting forms to the Company’s registered office. Only voting forms received prior to the General Meeting shall be taken into account in calculating the quorum for the meeting. Voting forms which indicate neither a voting intention nor an abstention shall be considered void.

(viii)        Resolutions to be adopted at General Meetings shall be passed by a simple majority vote, regardless of the proportion of share capital represented.

(ix)          An extraordinary General Meeting may only amend the Articles if at least one-half of the share capital is represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting shall be convened by means of notices published twice in the Mémorial and two

Luxembourg newspapers, at an interval of at least fifteen (15) days and fifteen (15) days before the meeting. These notices shall state the date and agenda of the General Meeting and the results of the previous General Meeting. The second General Meeting shall deliberate validly regardless of the proportion of capital represented. At both General Meetings, resolutions must be adopted by at least two-thirds of the votes cast.

(x)           Any change in the nationality of the Company and any increase in a shareholder’s commitment in the Company shall require the unanimous consent of the shareholders and bondholders (if any).

Art.11.   Sole shareholder

When the number of shareholders is reduced to one (1):

(i)            the sole shareholder shall exercise all powers granted by the Law to the General Meeting;

(ii)           any reference in the Articles to the shareholders or the General Meeting is to be read as a reference to the sole shareholder, as appropriate; and

(iii)          the resolutions of the sole shareholder shall be recorded in minutes or drawn up in writing.

V.            ANNUAL ACCOUNTS - ALLOCATION OF PROFITS - SUPERVISION

Art.12.   Financial year and approval of annual accounts

12.1.       The financial year begins on the first (1) of January and ends on the thirty-first (31) of December of each year.

12.2.       Each year, the Board must prepare the balance sheet and profit and loss account, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts owed by the officers, directors and statutory auditors to the Company.

12.3.       One month before the annual General Meeting, the Board shall provide the statutory auditors with a report on, and documentary evidence of, the Company’s operations. The statutory auditors shall then prepare a report setting out their proposals.

12.4.       The annual General Meeting shall be held at the registered office or in any other place within the municipality of the registered office, as specified in the notice, on the second Monday of May of each year at 10.00 a.m. If that day is not a business day in Luxembourg, the annual General Meeting shall be held on the following business day.

Art.13.   Auditors

13.1.        The Company’s operations shall be supervised by one or more statutory auditors (commissaires).

13.2.        When so required by law, the Company’s operations shall be supervised by one or more approved external auditors (réviseurs d’entreprises agréés).

13.3.        The General Meeting shall appoint the statutory auditors (commissaires) / external auditors (réviseurs d’entreprises agréés), and determine their number and remuneration and the term of their office. The term of office of the statutory auditors may not exceed six (6) years but may be renewed.

Art.14.   Allocation of profits

14.1.        Five per cent (5%) of the Company’s annual net profits must be allocated to the reserve required by law (the Legal Reserve). This requirement ceases when the Legal Reserve reaches an amount equal to ten per cent (10%) of the share capital.

14.2.        The General Meeting shall determine the allocation of the balance of the annual net profits. It may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

14.3.        Interim dividends may be distributed at any time, subject to the following conditions:

(i)            the Board must draw up interim accounts;

(ii)           the interim accounts must show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)          within two (2) months of the date of the interim accounts, the Board must resolve to distribute the interim dividends; and

(iv)          the statutory auditors (commissaires) or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must prepare a report addressed to the Board which must verify whether the above conditions have been met.

VI.           DISSOLUTION — LIQUIDATION

15.1.        The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The

General Meeting shall appoint one or more liquidators, who need not be shareholders, to carry out the liquidation, and shall determine their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators shall have full power to realise the Company’s assets and pay its liabilities.

15.2.        The surplus (if any) after realisation of the assets and payment of the liabilities shall be distributed to the shareholders in proportion to the shares held by each of them.

VII.         GENERAL PROVISION

16.1.        Notices and communications may be made or waived and circular resolutions may be evidenced in writing, by fax, email or any other means of electronic communication.

16.2.        Powers of attorney may be granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a director, in accordance with such conditions as may be accepted by the Board.

16.3.        Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements for being deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference may appear on one original or several counterparts of the same document, all of which taken together shall constitute one and the same document.

16.4.        All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law, with any agreement entered into by the shareholders from time to time.

TRANSITIONAL PROVISION

The Company’s first financial year shall begin on the date of this deed and end on the thirty-first (31) of December 2012.

SUBSCRIPTION AND PAYMENT

Caterpillar (HK) Limited, represented as stated above, subscribes for fifty thousand (50,000) shares in registered form, having a nominal value of one United States dollar (USD 1.00) each, and agrees to pay them in full by a contribution in cash of fifty thousand United States dollars (USD 50,000).

The amount of fifty thousand United States dollars (USD 50,000) is at the Company’s disposal and evidence of such amount has been given to the undersigned notary.

COSTS

The expenses, costs, fees and charges of any kind whatsoever to be borne by the Company in connection with its incorporation are estimated at approximately one thousand five hundred euro (€ 1,500.-).

RESOLUTIONS OF THE SHAREHOLDERS

Immediately after the incorporation of the Company, its shareholders, representing the entire subscribed share capital, adopted the following resolutions:

1.             The following persons are appointed as managers of the Company for an indefinite period:

(i)       Francois Oggier, Company Director, born on 17 March 1970, in Meyrin, Switzerland with professional address at 4A, rue Henri Schnadt, L-2530 Luxembourg;

(ii)      Christopher Honda, Company Director, born on 10 July 1957 in Hamilton, Canada, with professional address at 4A, rue Henri Schnadt, L-2530 Luxembourg; and

(iii)     Michael J. Curran, Company Director, born on 20 April 1969, in Illinois, USA with professional address at 4A, rue Henri Schnadt, L-2530 Luxembourg.

2.             PwC Luxembourg are appointed as statutory auditor (commisaire) of the Company for a period ending on the date of the first annual general meeting of shareholder(s).

3.             The registered office of the Company is located at 4A rue Henri M. Schnadt, L-2530 Luxembourg.

DECLARATION

The undersigned notary, who understands and speaks English, states that at the request of the appearing party this deed is drawn up in English, followed by a French version, and that in the case of divergences, the English text prevails.

WHEREOF this deed is drawn up in Esch/Alzette, on the day stated above.

After reading this deed aloud, the notary signs it with the authorised representative of the appearing party.

[French version deleted]